Exhibit 10.12

LEASE AGREEMENT

BETWEEN

ABCJ, LLC

AS LANDLORD

AND

HOMESMART HOLDINGS, INC.

AS TENANT

8388 Hartford Drive, Suite 100, Scottsdale, Arizona 85255

BASIC LEASE INFORMATION

Effective Date:	June 25th, 2021

Landlord:	ABCJ, LLC, a California limited liability company

Tenant:	HOMESMART HOLDINGS, INC., a Delaware corporation

Premises:	The Premises, which are described on Exhibit A attached hereto, consist of Unit 100 of the “Hartford Place Condominium” (the “Project”). The address of the Premises is 8388 Hartford Drive, Unit 100, Scottsdale, Arizona 85255. The Premises contain a total of 36,497 rentable square feet (“RSF”). The parties mutually acknowledge and agree upon the foregoing calculation of the RSF of the Premises, which shall not be subject to remeasurement by either party. The Premises are subject to the Condominium Declaration and other Association Documents and is governed by the Association. The Lease and all of Tenant’s rights, benefits and privileges hereunder are subject to the terms, covenants, conditions, restrictions and easements set forth in the Condominium Declaration and the other Association Documents.

Term:	120 full calendar months, plus any partial month from the Commencement Date to the end of the month in which the Commencement Date falls, starting on the Commencement Date and ending on the last day of the 120th full calendar month following the Commencement Date (the “Expiration Date”), subject to (i) the extension options set forth in Exhibit C to this Lease, and (ii) any other adjustments and earlier termination provisions expressly provided in this Lease.

Commencement Date:	June 25th, 2021

Base Rent:	Base Rent shall be the following amounts for the following periods of time:

Lease Months	Annual Base Rent Rate Per RSF in the Premises (rounded)	Monthly Base Rent
1-12	$23.00	$69,952.58
13-24	$23.69	$72,051.16
25-36	$24.40	$74,212.70
37-48	$25.13	$76,439.08
49-60	$25.89	$78,732.25
61-72	$26.66	$81,094.22
73-84	$27.46	$83,527.04
85-96	$28.29	$86,032.85
97-108	$29.14	$88,613.84
109-120	$30.01	$91,272.25

i

As used herein, the term “Lease Month” means each full calendar month during the Term (and if the Commencement Date does not occur on the first (1st) day of a calendar month, the period from the Commencement Date to the first (1st) day of the next calendar month shall be included in the first Lease Month for purposes of determining the duration of the Term and the monthly Base Rent rate applicable for such partial month).

Security Deposit:	$69,952.58 - See Section 5.2

Additional Rent:	All Operating Expenses (as defined in Exhibit B), including Taxes (as defined in Exhibit B), together with any other amounts, sums or charges provided for in the Lease to be paid by Tenant as Additional Rent.

Rent:	Base Rent, Additional Rent, and all other sums that Tenant may owe to Landlord or otherwise be required to pay under this Lease.

Permitted Use:	Any use permitted under the applicable zoning ordinance for the Premises in effect on the Commencement Date (without variance or waiver), subject to Section 7.2.

Tenant’s Address:	For all Notices:

HomeSmart Holdings, Inc.
8388 Hartford Drive
Scottsdale, Arizona 85255
Attention: President

Landlord’s Address:	For all Notices:

[***]
Attn: Brad Wayne
Email: [***]

Real Estate Brokers:	None

ii

LEASE AGREEMENT

This Lease Agreement (this “Lease”) is entered into effective as of June 25th, 2021 (the “Effective Date”), by and between ABCJ, LLC, a California limited liability company (“Landlord”), and HOMESMART HOLDINGS, INC., a Delaware corporation (“Tenant”).

ARTICLE I

INCORPORATION OF BASIC LEASE INFORMATION

The preceding Basic Lease Information is hereby incorporated by reference into this Lease and made a part hereof. If any conflict exists between any of the Basic Lease Information and this Lease, then this Lease shall control.

ARTICLE II

DEFINED TERMS

Except as otherwise defined in this Lease, all capitalized terms used herein shall have the meanings given such terms on Exhibit B attached hereto, which is incorporated herein by reference and made a part hereof.

ARTICLE III

PREMISES

3.1 Lease of Premises. Commencing on the Commencement Date of this Lease and continuing for the Term of this Lease, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises, subject to the terms, conditions and provisions hereof. Tenant acknowledges and agrees that Landlord is leasing to Tenant, and Tenant is leasing from Landlord, the Premises on an “AS IS”, “WHERE IS”, basis, subject to all faults. Tenant is not relying on any oral or written representations or warranties of any kind whatsoever, express or implied, from Landlord as to any matters concerning the Premises. LANDLORD DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR INTENDED PURPOSE. Tenant acknowledges that no representation, statement or warranty, express or implied, has been made by or on behalf of Landlord as to the condition of the Premises or as to the use that may be made of the Premises. Tenant also hereby acknowledges that it has inspected the Premises and hereby accepts the Premises in their current “AS IS”, “WHERE IS” condition, subject to all faults. Except as expressly set forth in this Lease, Landlord shall have no obligation whatsoever under this Lease to construct, repair or replace any improvements to, on or for the benefit of Tenant or the Premises (or any portion thereof), provided that Landlord assigns to Tenant all existing construction or manufacturer warranties with respect to the Premises, if any and if and to the extent assignable, upon Tenant’s Request. Tenant and its employees, agents and invitees shall have access to the Premises seven days per week, 24 hours per day.

3.2 Intentionally Omitted.

3.3 Common Elements. During the Term, Tenant shall have the non-exclusive right, in common with other owners and occupants in the Project, to use, enjoy and benefit from certain Common Elements (as defined in the Condominium Declaration), including sidewalks and driveways, and certain Limited Common Elements (as defined in the Condominium Declaration), in accordance with and subject to the Condominium Declaration and the other Association Documents.

3.4 Parking. Subject to the terms of the Condominium Declaration and the other Association Documents, Tenant shall have the right to use the parking spaces and parking areas in the Project as allocated to the Premises (the “Project Parking”). All parking shall be at no additional cost (other than costs related to the Project Parking included as part of Operating Expenses) during the Term.

3.5 Assumption of Risk. As between, on one hand, Landlord and each Landlord Party, and, on the other hand, Tenant and each Tenant Party, the use of the Project, including without limitation the Premises, any leasehold improvements, and Tenant’s trade fixtures, equipment and personal property by Tenant and/or by any other Tenant Party, shall be at Tenant’s sole risk, except to the extent of the gross negligence or willful misconduct of Landlord or any Landlord Party. Tenant hereby waives and releases all claims against any Landlord Party for any injury, death, loss or damage to all Persons and property on the Premises or the Project arising out of or relating to any theft, fire, water, gas, electricity or other Casualty event, including any sprinkler leakage or bursting pipes, except to the extent of the gross negligence or willful misconduct of Landlord or any Landlord Party. In addition, no Landlord Party shall be responsible or liable to Tenant for any claims for loss or damage caused by the acts or omissions of any Person or Persons who own, occupy or use any other portion of the Premises or the Project, including the Common Elements, except to the extent of the gross negligence or willful misconduct of Landlord or any Landlord Party.

ARTICLE IV

COMMENCEMENT, TERM

4.1 Commencement of Lease. Subject to the early entry provisions of Section 3.2 above, Tenant’s right to possess and use the Premises pursuant to and in accordance with this Lease shall commence on the Commencement Date and shall end on the last day of the Term, unless earlier terminated pursuant to the express terms of this Lease.

4.2 Term. The term of this Lease (the “Term”) shall be for one hundred twenty (120) full calendar months, plus any partial calendar month from the Commencement Date to the end of the month in which the Commencement Date falls, beginning on the Commencement Date and ending on the last day of the one hundred twentieth (120th) full calendar month following the Commencement Date, subject to (i) the extension options set forth in Exhibit C to this Lease, and (ii) any other adjustments and earlier termination provisions expressly provided in this Lease.

ARTICLE V

RENT

5.1 Base Rent. On or before the first (1st) day of each calendar month during the Term, commencing with the Commencement Date, Tenant shall pay to Landlord, in United States funds and, except as otherwise provided herein, without any setoff, offset, deduction, prior notice or demand, the Base Rent for such calendar month. If the Commencement Date falls on a date other than the first (1st) day of a calendar month, then (i) Tenant shall pay Base Rent for the partial calendar month in which the Commencement Date occurs, which Base Rent shall be prorated (based on the total number of days in such month) from the Commencement Date to the end of the partial calendar month in which the Commencement Date occurred, and (ii) such prorated Base Rent shall be paid by Tenant upon the mutual execution and delivery of this Lease.

5.2 Security Deposit. The Security Deposit shall be delivered to Landlord upon the execution of this Lease by Tenant and shall be held by Landlord without liability for interest as security for the performance of Tenant’s obligations. The Security Deposit is not an advance payment of Rent or a measure of Tenant’s liability for damages. Landlord may, from time to time, without prejudice to any other remedy, use all or a portion of the Security Deposit to satisfy past due Rent or to cure any uncured default by Tenant. If Landlord uses the Security Deposit, Tenant shall on demand restore the Security Deposit to its original amount. Landlord shall return any unapplied portion of the Security Deposit to Tenant within 30 days after the earlier the date Tenant surrenders possession of the Premises to Landlord in accordance with this Lease or the Expiration Date. If Landlord transfers its interest in the Premises, Landlord shall assign the Security Deposit to the transferee and, following the assignment, Landlord shall have no further liability for the return of the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its other accounts. Tenant hereby waives the provisions of any Laws now or hereinafter in effect which (i) establish the time frame by which Landlord must refund collateral or security for performance of a tenant’s obligations under a lease, and/or (ii) provide that Landlord may claim from collateral or security for performance of a tenant’s obligations under a lease only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises. In that regard, Tenant agrees that Landlord may, in addition, claim those sums specified hereinabove and/or those sums reasonably necessary to compensate Landlord for any loss or damage caused by Tenant’s breach of this Lease or the acts or omission of Tenant or any employee, agent, contractor or invitee of Tenant.

5.3 Additional Rent. Except as otherwise provided herein, Tenant shall pay each installment of Additional Rent (which shall consist of the Estimated Operating Expenses), in United States funds and without setoff, offset, deduction, prior notice or demand, concurrently with each monthly installment of Base Rent on or before the first (1st) day of each calendar month, and all other payments of Additional Rent required under this Lease shall be due and payable within thirty (30) days after delivery of an invoice therefor from Landlord.

5.4 Operating Expenses.

5.4.1 This Lease is an absolute net lease, subject to the terms and conditions set forth herein. Accordingly, and except as otherwise expressly provided in this Lease, all costs, expenses and obligations of every kind or nature whatsoever relating to the Premises, Building, and the Property which may arise or become due during the Term of this Lease including, without limitation, all costs and expenses of maintenance and repairs, insurance and Taxes, shall be paid by Tenant.

5.4.2 Tenant shall pay to Landlord, as and when provided in this Section 5.4, amounts intended to reimburse Landlord for all Operating Expenses incurred during or with respect to any part of the Term of this Lease.

5.4.3 Intentionally Omitted.

5.4.4 On or before the Commencement Date, or as soon thereafter as reasonably practicable, Landlord shall deliver to Tenant a statement (an “Estimate Statement”) wherein Landlord shall estimate the Operating Expenses (the “Estimated Operating Expenses”) for the first (1st) full year of the Term, and thereafter on or before January 1st of each subsequent Lease Year of the Term, Landlord shall provide Tenant with an Estimate Statement setting forth the Estimated Operating Expenses for the upcoming Lease Year. During each Lease Year, Tenant shall pay one-twelfth (1/12th) of the Estimated Operating Expenses shown in the applicable Estimate Statement to Landlord each calendar month during such Lease Year, beginning with the first (1st) monthly installment of Base Rent for such Lease Year. Notwithstanding the foregoing or anything to the contrary contained herein, if Landlord fails to provide an Estimate Statement for any Lease Year in accordance with the foregoing provisions of this Subsection 5.4.4, then Tenant shall continue to pay installments of Estimated Operating Expenses based on the Estimate Statement for the immediately preceding Lease Year until such time as Landlord provides a new Estimate Statement for the applicable Lease Year.

5.4.5 On or before April 30, 2022, and on or before April 30 of each subsequent Lease Year (provided that in the case of the last Lease Year of the Term, then the foregoing date shall be April 30 immediately following expiration or termination of the Term), Landlord shall deliver to Tenant a statement (an “Actual Statement”) which states the actual Operating Expenses for the immediately preceding Lease Year. If the Actual Statement reveals that the Operating Expenses for the immediately preceding Lease Year exceed the total amount of Estimated Operating Expenses paid by Tenant on account of such Lease Year, Tenant shall pay Landlord the difference in a lump sum payment within thirty (30) days of receipt of the Actual Statement. If the Actual Statement reveals that the Operating Expenses for the applicable Lease Year are less than the Estimated Operating Expenses paid by Tenant for such Lease Year, then Landlord shall refund any overpayment within thirty (30) days of delivery of the Actual Statement. This Subsection 5.4.5 shall survive the expiration or other termination of this Lease.

5.4.6 Any delay or failure by Landlord in delivering any Estimate Statement or Actual Statement pursuant to this Section 5.4 shall not constitute a default by Landlord or a waiver of Landlord’s right to deliver an Estimate Statement, a revised Estimate Statement or an Actual Statement, nor shall it relieve Tenant of its payment and other obligations under this Section 5.4.

5.4.7 Intentionally Omitted

5.4.8 To the extent Landlord has the right to audit the Association’s books and records under the Condominium Declaration, Landlord will permit Tenant to also have a right to audit the Association’s books and records under the Condominium Declaration on a non-exclusive basis, and will cooperate with Tenant in Tenant’s exercise of that right. However, if the Association will not permit Tenant to audit its books and records, Landlord will conduct the audit on Tenant’s behalf (and at Tenant’s sole cost and expense). Landlord shall maintain all books and records pertaining to Operating Expenses for at least two (2) calendar years. Tenant, at its expense, shall have the right upon fifteen (15) days’ prior written notice to Landlord (a “Review Notice”) to be given only within ninety (90) days after Tenant receives the Actual Statement, to review Landlord’s books and records relating to such statement for such immediately preceding Lease Year with respect to any specific charge or charges disputed in writing by Tenant, subject to the further terms and provisions of this Section 5.4.8: (a) no review shall be conducted at any time that Tenant is in breach or default of any of the terms, covenants or provisions of this Lease; (b) any review shall be conducted only by independent certified public accountants practicing for an accounting firm of national or regional prominence, employed by Tenant on an hourly or fixed fee basis, and not on a contingency fee basis; and (c) Tenant shall not review Landlord’s books and records more than one (1) time for any Lease Year. Tenant acknowledges that Tenant’s right to review Landlord’s books and records with respect to Operating Expenses for the preceding Lease Year is for the exclusive purpose of determining whether Landlord has complied with the terms of this Lease with respect to Operating Expenses. Tenant shall have sixty (60) days after Tenant’s Review Notice to complete Tenant’s review of Landlord’s books and records concerning Operating Expenses at Landlord’s accounting office. During its review, Tenant agrees to request, in writing, all pertinent documents relating to the review. If in Landlord’s possession or control, Landlord will provide such documents to Tenant within ten (10) days after Landlord’s receipt of Tenant’s request and Tenant shall not remove such records from Landlord’s accounting office, but Tenant shall have the right to make copies of the relevant documents at Tenant’s sole cost and expense. Tenant shall deliver to Landlord a copy of the results of such review within ten (10) days after receipt by Tenant. The nature and content of any review are confidential; however, Tenant may disclose the information to its accountants, lawyers or advisors or as otherwise required by law. In the event Tenant’s review shall disclose that Landlord has overstated the Operating Expenses during any Lease Year by more than five percent (5%), then Landlord shall reimburse or credit the Tenant the overcharged amount and refund the reasonable cost of review, not to exceed $5,000.

5.5 Rent Taxes. In addition to Base Rent, Additional Rent and any other charges or amounts payable by Tenant to Landlord under this Lease, Tenant shall pay to Landlord all Rent Taxes concurrently with Tenant’s payment of each installment of Rent. The term “Rent Taxes” shall collectively mean any tax or excise on the Rent and other sums and charges required to be paid by Tenant under this Lease and any gross receipts tax, transaction privilege tax, sales tax or other tax, however described, which is levied or assessed with respect to the Rent and/or other sums and charges accruing under this Lease, provided, however, that “Rent Taxes” shall not include any federal, state or local income tax or other tax, however denominated, which is applied to or measured by the net income of Landlord.

5.6 Late Charges and Interest. If any installment of Base Rent or any amount payable as Additional Rent is not paid within five (5) days following the date due, Landlord may, at its option, charge Tenant a late charge (“Late Charge”) equal to five percent (5%) of the overdue amount. At Landlord’s option, any sum not paid by Tenant when due shall also bear interest at the Interest Rate (as defined in Section 21.1) from the date due until paid in full. Landlord’s acceptance of a Late Charge (or interest) shall not waive the underlying delinquency or bar the exercise of other remedies for nonpayment under this Lease. Landlord agrees to waive the Late Charge for the first late payment of each calendar year, provided Tenant pays the amount due within five (5) business days following Tenant’s receipt of written notice thereof.

5.7 Time and Place of Payment. All Rent and other amounts to be paid by Tenant hereunder shall be paid by Tenant by wire transfer or direct deposit at or before 5:00 p.m. MST (daylight savings time not observed) on or before the date due to an account designated by Landlord in a written notice given to Tenant. By notice given to Tenant, Landlord may at any time or from time to time designate a new account to be used for this purpose.

ARTICLE VI

ADDITIONS AND ALTERATIONS, TENANT’S PROPERTY

6.1 Improvements. Landlord shall have no responsibility whatsoever (financial or otherwise) to cause any improvements, additions, modifications or alterations to be made to the Premises. All improvements, additions and alterations made to the Premises shall be at Tenant’s sole cost and expense and shall be subject to the terms, conditions and provisions of this Article VI and the other applicable provisions of this Lease.

6.2 Additions and Alterations of Premises by Tenant. The Premises may not be improved, added to, altered or modified (each an “Alteration”) without Landlord’s prior written approval, which approval shall not be unreasonably withheld, delayed, or conditioned by Landlord, provided, however, that Landlord’s approval shall not be required for any non-structural, interior Alterations to the Premises costing less than $100,000.00 in the aggregate during any Lease Year and that do not require Association approval under the Condominium Declaration (“Non-Approval Alterations”); however, Tenant shall notify Landlord prior to construction/installation of any Non-Approval Alterations in excess of $36,497.00 (based on $1 per RSF of the Premises), describing the same in reasonable detail. Tenant shall allow Landlord to post notices of non-responsibility at the Premises with respect to any and all Alterations. Notwithstanding the foregoing or anything else to the contrary contained herein, Landlord’s prior approval shall in all instances be required for any Alterations made to the exterior of the Premises or which affect the structural components of the Premises, penetrate the roof, or adversely affect any of the systems or equipment serving the Building, or which require Association approval. All Alterations made to the Premises shall be made at Tenant’s sole cost and expense pursuant to plans and specifications reasonably approved by Landlord, if Landlord’s approval is required, and upon such other conditions as Landlord may reasonably specify, and only after approval by the Association, if such approval is required under the Condominium Declaration. All Alterations made pursuant to this

Section 6.2 shall be performed by a reputable contractor, bonded and licensed by the State of Arizona and, if Landlord’s approval is required for the Alteration in question, reasonably approved by Landlord. All Alterations shall be made in accordance with the plans and specifications therefor (as approved by Landlord, if Landlord’s approval is required, and the Association, if the Association’s approval is required), and in accordance with all applicable Laws, and the Condominium Declaration and the other Association Documents. Prior to the construction of any Alterations, Tenant shall obtain all permits, licenses and other approvals (including all governmental and quasi-governmental approvals and Association approvals) required in connection with such Alterations to the Premises. Unless otherwise specified in writing by Landlord, Tenant shall be required, at its sole cost and expense, to remove all Alterations made by Tenant or any Tenant Party upon any termination of this Lease and/or any surrender of the Premises. Tenant shall also remove, promptly after demand by Landlord, Alterations made by Tenant without the approval (if required hereunder) by Landlord or the Association. Tenant shall also promptly repair any damage caused by the removal of such Alterations and shall restore the Premises to substantially the same condition as existed immediately prior to the installation of such Alterations, normal wear and tear excepted. If Tenant fails to remove the Alterations or repair any damage to the Premises required under this Section 6.2, Landlord shall have the right to cause same to be performed, with the cost and expense thereof to be payable by Tenant upon demand as Additional Rent. All Alterations made by Tenant or any Tenant Party pursuant to this Section 6.2 shall be subject to the terms, conditions and provisions of this Article VI and the other applicable provisions of this Lease.

6.3 Alterations of Premises by Declarant or Association. Tenant acknowledges that, under the Association Documents, the Declarant (as defined in the Condominium Declaration) and/or the Association has one (1) or more easements over the Common Elements and Units (as defined in the Condominium Declaration), including an easement for the installation, replacement, repair or maintenance of utility lines and systems. No exercise of any such easement or of any related right shall cause an abatement of Base Rent or Additional Rent or otherwise constitute forcible or unlawful entry into or detainer of the Premises or an eviction of Tenant from the Premises or any portion thereof.

6.4 Landlord’s Property. Except for any Alterations required to be removed by Tenant upon any termination or expiration of this Lease pursuant to Section 6.2 above and except as otherwise expressly provided for in this Lease, all improvements included in or affixed to the Premises, whether installed by Landlord or Tenant, shall remain the property of Landlord upon expiration or termination of the Lease. This extends to, but is not limited by, all cabinetry, wall coverings, floor coverings, window coverings, electrical and plumbing fixtures and conduits, HVAC, lighting and the other improvements placed upon, installed in or attached to the Premises, but does not include Tenant’s trade fixtures, equipment, furniture and other personal property.

6.5 Tenant’s Trade Fixtures, Equipment and Furniture. Landlord shall not be liable for any credit, labor or material furnished or to be furnished to Tenant in connection with Tenant’s trade fixtures, equipment, furniture and other personal property. All trade fixtures, equipment, furniture and other personal property supplied by Tenant shall remain the property of Tenant. Upon any expiration or termination of this Lease, Tenant shall remove such trade fixtures, equipment, furniture and other personal property without damaging the Premises. Any trade fixtures, equipment, furniture and other personal property not so removed shall become Landlord’s property, subject to the rights of any independent third-party providing financing to Tenant. If such trade fixtures, equipment, furniture and other personal property are not removed upon expiration or termination of this Lease, Landlord, at its option, may remove and dispose of such property at Tenant’s expense. Any damage to the Premises caused by installation or removal of Tenant’s trade fixtures, equipment, furniture and other personal property shall be repaired promptly by Tenant, and, if Tenant fails to make any such repairs, Landlord shall have the right to cause same to be performed, with the cost and expense thereof to be payable by Tenant upon demand as Additional Rent.

6.6 Waiver. Any work performed by Tenant, and any trade fixtures, equipment, furniture or personal property installed in or moved onto the Premises by Tenant or any Tenant Party, shall be done, installed, placed and used at Tenant’s own risk and no Landlord Party shall be responsible to Tenant for any damage to or destruction of such property, except that no claim is hereby waived against Landlord to the extent caused by the gross negligence or intentional misconduct of Landlord or any Landlord Party.

6.7 Liens. During the Term, Tenant shall keep the Premises and its fixtures, equipment, furniture and other personal property free and clear from any liens arising out of any work performed, materials furnished or obligations incurred by or for Tenant or any Tenant Party. In the event such a lien attaches to the Premises or such trade fixtures, equipment, furniture or other personal property, Tenant shall discharge the lien or post a statutory lien bond, removing the lien as an encumbrance, within twenty (20) days after written demand from Landlord, and in the event of any failure thereof, Landlord may, in its sole discretion and in addition to any other rights or remedies available to Landlord under this Lease or otherwise available at law or in equity, advance sums or take any other action necessary to discharge the lien as an encumbrance against the Premises and charge such cost and expense to Tenant as Additional Rent, which amounts shall be immediately due and payable by Tenant.

ARTICLE VII

USE RESTRICTIONS

7.1 Permitted Use. Tenant (including any permitted subtenants or assignees of Tenant) shall use the Premises solely for the Permitted Use.

7.2 Prohibited Uses. Notwithstanding the Permitted Use set forth in the Summary, Tenant shall not use or permit or suffer the Premises (or, so long as Tenant or an affiliate of Tenant owns or controls any of the adjacent condominium units, such other units) to be used or occupied as or for any of the following uses or purposes: adult book store; adult novelty store; adult theater (including, without limitation, viewing, filming, production or distribution of pornographic adult films) or other adult entertainment business; tattoo establishment; liquor sales; massage establishment; so called “head shop” or facility for the sale of drug paraphernalia; the growing, cultivation, processing, cooking, manufacturing, assembling, storage, sale, sampling, distribution or advertising of marijuana or cannabis (or the seeds thereof) or any natural or synthetic product containing tetrahydrocannabinol and/or one or more other chemical compounds with similar physiological effects, or the manufacturing, assembling, storage, sale, distribution or advertising of products directly or indirectly promoting the use or ingestion of marijuana or cannabis or any natural or synthetic product containing tetrahydrocannabinol and/or one or more other chemical compounds with similar physiological effects, regardless of whether or not the use, item or product is now or hereafter considered lawful or medical and regardless of whether lawful or medical uses are otherwise permitted hereunder; manufacture, refining, storage or distribution of butane, propane, gasoline or other fuels, except in accordance with permits issued by the applicable governmental agencies to support normal business operations at the Land; bulk storage of paint or varnish (in excess of 100 gallons in a single container); manufacturing involving drop forge industries, smelting or metal plating or compounding, processing or treatment of acids, detergents, disinfectants, dyes or lubricating oils; facility for disposal, remediation, treatment, or storage of garbage, refuse, or Hazardous Materials; facility for recycling of plastics, metals or other materials; repair or rewinding of transformers or generators; or outdoor storage.

7.3 Obligations and Restrictions. Tenant shall do the following, at its sole cost and expense, from and after the Commencement Date:

7.3.1 Comply, and cause all Tenant Parties to comply, with all Laws applicable to the Premises or Tenant’s use and occupancy of the Premises;

7.3.2 As is further discussed in Exhibit D attached hereto, affirmatively determine and comply, and cause all other Tenant Parties to comply, with all Laws concerning the discharge and disposal of chemicals and other Hazardous Wastes (as defined in Exhibit D), utilized or generated by the activities of any Tenant Party. In any event, Tenant shall not discharge, or permit any other Tenant Party to discharge, into the sanitary sewer system of the Premises or the Project any such chemicals, Hazardous Wastes, or other noxious, infectious or offensive fluids or solids;

7.3.3 Comply, and cause all other Tenant Parties to comply, with all of the terms and conditions of this Lease, the Condominium Declaration, and the Association Documents (including any rules and regulations promulgated by the Association), a breach of which shall be a Default by Tenant under Section 19.1 (after written notice and the applicable cure period has expired, as provided therein);

7.3.4 Not engage in any activity, or permit any other Tenant Party to engage in any activity, in or about the Premises that: (i) is prohibited by standard form fire insurance policies or by any insurance policy covering the Premises or any other part of the Project; or (ii) leads to the cancellation of any insurance policy covering the Premises or any other part of the Project;

7.3.5 Not use or permit the Premises to be used in any manner that will constitute waste or a nuisance, or jeopardize the structural integrity of the Premises, the Project or any part thereof; and

ARTICLE VIII

UTILITIES, SERVICES, AND TAXES

8.1 Utility Services. Tenant shall contract with Utility Providers to provide the following Utility Services to the Premises, to the extent that any such Utility Service is not provided through the Association: (i) water, (ii) sewer, (iii) electricity, (iv) telephone, and (v) cable, including internet access. Tenant shall pay when due all charges for such services and all dues and other amounts payable to the Association in connection with the Premises, including regular and special Association assessments (subject to Section 9.1.3 and Section 9.1.5 below).

8.2 Use of Services by Tenant. Tenant shall not install or use any equipment or engage in any activity (or permit any other Tenant Party to use any equipment or engage in any activity), which will place demands on any Utility Service delivered to the Premises beyond that for which the Premises and any related improvements are designed and/or equipped.

8.3 Interruption. There shall be no abatement of Rent, and Landlord shall not be liable in any respect whatsoever, for the inadequacy, stoppage, interruption or discontinuance of any utility or service due to riot, strike, labor dispute, breakdown, accident, repair or other cause whatsoever, unless caused by the gross negligence or willful misconduct of Landlord.

8.4 Taxes by Landlord. Landlord shall be responsible to pay all Taxes imposed upon the Premises and any fixtures, equipment or devices owned by Landlord and leased to Tenant under this Lease. All costs and expenses incurred by Landlord, and all expenditures made by Landlord, in complying with this Section 8.4 shall be Operating Expenses.

8.5 Taxes by Tenant. Tenant shall report and pay directly to the applicable governmental authority all transaction privilege, sales, excise, employment and personal property taxes assessed against or imposed upon any improvements, alterations, personal property or trade fixtures of Tenant contained in, located about or used in connection with the Premises, and with respect to any sales, services and other professional or other business activities conducted by Tenant or any other Tenant Party on or in connection with the Premises (collectively, “Tenant’s Taxes”). Upon receipt of written request from Landlord, Tenant shall furnish for Landlord’s inspection, within thirty (30) days, official receipts of the appropriate taxing authority or other proof satisfactory to Landlord evidencing payment of Tenant’s Taxes.

ARTICLE IX

MAINTENANCE, REPAIR, REPLACEMENT

9.1 Maintenance. Repair and Replacement.

9.1.1 Tenant Items. Tenant shall, at its sole cost and expense, maintain and keep all Tenant Items in good condition and repair and, subject to Section 9.1.2 and Section 9.1.3, replace the Tenant Items if and as necessary. Any Tenant Items requiring repair or replacement shall be repaired and replaced with new materials, construction, equipment, or items of the same or better quality as the original Tenant Item.

9.1.2 HVAC Maintenance Contract. As part of Tenant’s maintenance and repair obligations, Tenant shall, at its sole cost and expense, enter into a regularly scheduled preventive maintenance/service contract with a maintenance contractor to service all heating and air conditioning systems and equipment (“HVAC”) within the Premises, or which serve the Premises exclusively, including, without limitation, any rooftop package HVAC units, distribution lines and internal venting systems. Such preventative maintenance/service contract shall include any and all services required to conform and maintain the HVAC units in compliance with ANSI/ASHRAE/ACCA Standard 180-2018, as the same may be amended from time to time, and shall become effective (and a copy thereof delivered to Landlord) within thirty (30) days following the date Tenant takes possession of the Premises. Landlord reserves the right, upon notice to Tenant, to procure and maintain (or have the Association procure and maintain) the HVAC maintenance service contract, and if Landlord so elects, Tenant shall reimburse Landlord, as part of Operating Expenses, for the cost therefor.

9.1.3 HVAC Replacement; Amortization of Replacement Cost. Without relieving Tenant of liability resulting from its negligence, willful misconduct, or failure to exercise and perform good maintenance practices, if the HVAC described in Section 9.1.2 cannot be repaired other than at a cost which in is excess of 50% of the cost of replacing such HVAC, then such HVAC shall be replaced by Landlord, and the cost of such replacement incurred by Landlord shall be amortized over 144 months, including interest at 6% per annum, with Tenant being obligated to pay, as Additional Rent, the monthly amortized amount on the first day of each month during the remainder of the Term of this Lease (as the same may be extended).

9.1.4 Association Items. Pursuant to the Condominium Declaration and other Association Documents, the Association is responsible for maintaining, repairing and replacing all Association Items. The cost of all such maintenance, repairs and replacement (as allocated to the Premises or Landlord to extent required by the Condominium Declaration) will be included in the assessments and other charges imposed on the Premises in accordance with the Condominium Declaration, which assessments and other charges constitute and are a part of the Operating Expenses to be paid by Tenant, except as otherwise expressly set forth in Section 9.1.5. Upon Tenant’s request and subject to the limitations and rights within the Condominium Declaration, Landlord shall use commercially reasonable efforts to cause the Association to maintain the Association Items in good order, condition and repair, and replaced as necessary.

9.1.5 Roof Replacement; Amortization of Replacement Cost. If the Association replaces the roof of the Project (which is an Association Item) and bills Landlord, as owner of the Premises, its share of the cost of such roof replacement in a lump sum (as opposed to billing Landlord on an amortized basis), then Landlord shall pay such amount to the Association but shall not include the entire lump sum in Operating Expenses payable by Tenant; instead, the amount paid by Landlord to the Association shall be amortized over 144 months, including interest at 6% per annum, with Tenant being obligated to pay, as Additional Rent, the monthly amortized amount on the first day of each month during the remainder of the Term of this Lease (as the same may be extended).

9.1.6 Landlord Obligations. Landlord will comply with Landlord’s obligations under the Condominium Declaration, specifically including, without limitation, Landlord’s obligation to use the payment of Operating Expenses received by Tenant to pay the corresponding assessments to the Association. If Landlord fails to so comply, and such noncompliance jeopardizes or impairs Tenant’s use and enjoyment of the Premises, and Landlord fails to cure such noncompliance within thirty (30) days after receipt of written notice from Tenant (or, in the event of an emergency, within such shorter time after receipt of written notice as may be reasonable under the circumstances), then Tenant shall have the right, but in no event shall Tenant be obligated, to act on Landlord’s behalf to cure any such noncompliance, and Landlord shall, within ten (10) days after receiving a written demand therefor, together with copies of invoices and other reasonable evidence of such amount, pay Tenant an amount equal to all out-of-pocket costs and expenses reasonably paid or incurred by Tenant to remedy such noncompliance, together with an administrative fee of 5% of such costs and expenses.

Within three (3) business days after Landlord’s receipt of written request from Tenant, Landlord will promptly enforce, and exercise its rights and remedies under, the Condominium Declaration or other Association Documents and, if necessary, initiate legal action against the Association in connection with the foregoing (“Declaration Violations”), all at Tenant’s sole cost and expense, or, alternatively, Landlord may assign its claim against the Association to Tenant. In either case, Tenant shall indemnify, defend (with attorneys’ reasonably acceptable to Landlord), and hold harmless Landlord from and against any damages, costs, or liabilities arising or resulting from such legal action. Landlord shall use all reasonable efforts to effectuate the Association’s maintenance and repair obligations in accordance with the Condominium Declaration. Landlord shall not be required to make any repairs necessitated by reason of the negligence or misconduct of the Tenant, its servants, agents, employees or contractors or anyone claiming under Tenant or by reason of the failure of Tenant to perform or observe any conditions or agreements in this Lease contained or caused by alterations, additions or improvements made by the Tenant or anyone claiming under the Tenant. Tenant shall reimburse Landlord for all out of pocket costs reasonably incurred by Landlord with respect to such replacement, repair and maintenance.

Notwithstanding anything to the contrary, Landlord shall not make any vote with the Association that will increase Tenant’s financial obligations under this Lease without Tenant’s prior written approval, which shall not be unreasonably withheld; provided, however, that Tenant’s prior written approval shall not be required for Landlord to vote in favor of customary Association budget increases based on inflation or other “non-controllable” cost increases, which for purposes hereof shall be limited to increases in the cost of taxes, insurance, or utilities, increases in the minimum wage or as a result of collective bargaining agreements, and costs of trash removal and other services provided by monopolies or where there is only one provider available to the Association.

If there is a conflict between an express term of this Lease and an express term in the Condominium Declaration, then as between Landlord and Tenant, the terms that impose the stricter obligations on Tenant will govern and control. Landlord will not take any actions under the Condominium Declaration that conflict with the terms of this Lease or that would constitute a breach of Landlord’s covenants or obligations under this Lease.

9.1.7 Tenant’s Property. Tenant, at Tenant’s expense, shall maintain in good condition and make all required repairs to Tenant’s separately owned or installed trade fixtures, equipment, furniture and other personal property.

9.2 Landlord’s Right to Cure. In the event that Tenant fails to perform any of its maintenance, repair or replacement obligations under Section 9.1.1 above, and such failure continues for thirty (30) days following Tenant’s receipt of written notice from Landlord (or such shorter time as may be reasonable in an emergency), Landlord shall have the right, but not the obligation, to perform such maintenance, repair or replacement on Tenant’s behalf, whereupon any costs and expenses incurred by Landlord, together with an administrative fee of 5% of such costs and expenses, shall be reimbursed by Tenant upon demand as Additional Rent.

9.3 Casualty Damage. This Article IX does not apply to any Casualty, except as otherwise expressly provided in Sections 14.3 and 14.4 hereof. The repair and restoration of the Premises due to any Casualty is governed by and subject to Article XIV.

9.4 Notice of Damage or Need for Repair or Replacement. Tenant shall notify Landlord promptly if Tenant learns that any part of the Premises or any other part of the Project is damaged or is otherwise in need of repair or replacement.

ARTICLE X

ENTRY AND INSPECTION BY LANDLORD AND ASSOCIATION

10.1 Landlord. Provided such entry does not materially interfere with Tenant’s business operations, Landlord and Landlord’s agents shall have the right to enter the Premises at all reasonable times (upon at least five (5) days’ prior notice, provided that in the case of an emergency no prior notice shall be required) for purposes of (i) discharging any of Landlord’s obligations under this Lease; (ii) inspection to determine compliance with this Lease; (iii) showing the Premises to prospective tenants (only during the last nine (9) months of the Term), buyers, and lenders; (iv) exercising all other rights under this Lease; and (v) any other lawful purpose, including placing a “For Lease” sign in a conspicuous (but non-intrusive) place on the Premises within sixty (60) days prior to the expiration of the Term. Landlord shall have the right to enter the Premises without notice, and to use any and all means to obtain entry to the Premises, in the event of an emergency for which Landlord reasonably deems advance notice would not be practicable. No such entry to the Premises by Landlord shall cause (or be deemed to cause) an abatement of Rent or otherwise constitute forcible or unlawful entry into or detainer of the Premises or an eviction of Tenant from the Premises or any portion thereof; provided, however, that Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s access to and use of the Premises. A representative of Tenant may be present during any entry by Landlord. If Landlord, in the exercise of its entry rights, damages the Premises or Tenant’s personal property, then Landlord, at its sole cost, must promptly repair any such damage to the Premises or Tenant’s personal property to substantially the same condition as existed before the damage.

10.2 Association. Tenant acknowledges that, under the Association Documents, the Association has a right to enter the Premises. No such entry to the Premises by the Association or any Association designee shall cause an abatement of Base Rent or Additional Rent or otherwise constitute forcible or unlawful entry into or detainer of the Premises or an eviction of Tenant from the Premises or any portion thereof.

ARTICLE XI

TENANT SIGNS

Tenant shall be permitted, at Tenant’s sole cost and expense, to install its identification signage on, or visible from, the exterior of the Premises, but only if the following conditions have each been satisfied: (i) Landlord, whose approval shall not be unreasonably withheld or conditioned, has approved the signage Tenant proposes to install; (ii) the signage Tenant proposes to install is permitted under the Association Documents and has been approved by the Association, as required under the Association Documents; (iii) Tenant has obtained all other approvals, if any, as may be required before the proposed signage may be installed in accordance with applicable Laws; and (iv) the signage Tenant proposes to install complies with all applicable Laws. If such conditions are all satisfied, Tenant shall be responsible, at its sole cost and expense, for installing, maintaining, repairing, replacing as necessary and removing upon the expiration of the Term or earlier termination of this Lease, the approved signage, in accordance with all applicable Laws, the Association Documents and such conditions as Landlord may specify in its approval. Upon removal of any such signage, Tenant shall promptly repair any damage caused by such removal. If Tenant fails to remove the signage or repair any damage to the Premises required under this Article XI, and such failure continues for thirty (30) days following Tenant’s receipt of written notice from Landlord, Landlord shall have the right to cause same to be performed, with the cost and expense thereof to be payable by Tenant upon demand as Additional Rent. No signage other than Tenant’s identification signage shall be permitted without Landlord’s prior written consent, which may be withheld in Landlord’s sole discretion.

ARTICLE XII

INDEMNIFICATION

12.1 Indemnity by Tenant. Subject to Section 13.6 hereof, Tenant shall indemnify, defend (with attorneys reasonably acceptable to Landlord) and hold harmless Landlord and each Landlord Party for, from and against any and all claims, suits, judgments, losses, damages, liens, fines, penalties, costs or expenses (including court costs and attorneys’ fees) of any type, nature or character (including, without limitation, those relating to property damage, personal injury or death) arising out of or relating to any event, condition, matter or thing which occurs in, on, under, about or from the Premises or Project to the extent caused by the action or inaction of Tenant or any Tenant Party, or caused by any default by Tenant of any provision of this Lease, or otherwise related to the operations, use, or occupancy of or by Tenant or any other Tenant Party upon the Premises or Project, except to the extent due to the gross negligence or willful misconduct of Landlord or any Landlord Party.

12.2 Indemnity by Landlord. Subject to Section 13.6 hereof, Landlord hereby agrees to indemnify, defend (with attorneys reasonably acceptable to Tenant) and hold harmless Tenant and each Tenant Party for, from and against any and all claims, suits, judgments, losses, damages, liens, fines, penalties, costs or expenses (including court costs and attorneys’ fees) of any type, nature or character (including those relating to property damage, personal injury or death) occurs in, on, under or about the Premises or Project if and only to the extent due to the gross negligence or willful misconduct of Landlord.

ARTICLE XIII

INSURANCE

13.1 Landlord’s Insurance.

13.1.1 Casualty Insurance. Landlord shall maintain in effect throughout the Term of this Lease a policy or policies of insurance covering the Premises (but excluding any of Tenant’s trade fixtures, equipment, furniture or other personal property, and also excluding any Alterations made by Tenant to the Premises), in an amount equal to its full replacement cost (excluding excavations, foundations, footings and, at Landlord’s election, any portion of the Premises for which the Association is required to provide casualty insurance), providing protection against any peril generally included within the classification “Fire and Extended Coverage,” together with insurance against sprinkler damage, vandalism and malicious mischief.

13.1.2 Other Insurance. Landlord shall also maintain in effect throughout the Term such other insurance and/or additional coverage: (a) as Landlord may be required to maintain under the Association Documents (including without limitation liability insurance), or (b) as Landlord or Landlord’s lenders may deem necessary or desirable (provided such additional insurance is customary for landlords of similar premises in the Phoenix metropolitan area).

13.1.3 Blanket Coverage and Other Matters. Any insurance Landlord is required to maintain or elects to maintain may be provided through and included in the coverage of a so-called blanket policy or policies of insurance carried and maintained by Landlord, provided that the coverage afforded will not be reduced or diminished by reason of the use of such blanket policy of insurance in connection with any properties other than the Premises. The policy or policies of insurance maintained by Landlord shall include a business interruption insurance endorsement for loss of Rent. Tenant shall have no rights under Landlord’s policies of insurance, shall not be entitled to be named an additional insured thereunder, and shall have no right or claim to any proceeds payable in connection therewith.

13.2 Tenant’s Casualty Insurance. Tenant shall maintain, at Tenant’s sole cost and expense, fire and extended coverage insurance (full replacement value with a business interruption endorsement covering 12 months of Base Rent and estimated Operating Expenses) for all trade fixtures, equipment, furniture and other personal property supplied by Tenant and installed or otherwise placed within the Premises and any Alterations made by Tenant to the Premises.

13.3 Tenant’s Liability Insurance. Upon taking possession of the Premises and thereafter during the Term, Tenant shall maintain, at Tenant’s sole cost and expense, comprehensive liability insurance, including premises liability and contractual liability endorsements against claims for personal injury, death or property damage occurring in, upon, about or from the Premises and the Project. The limits of liability of such insurance shall not be less than Two Million Dollars ($2,000,000.00) per occurrence/Four Million Dollars ($4,000,000.00) in the aggregate. All such policies of insurance required under Section 13.2 above and this Section 13.3 shall name Landlord and any mortgagees of Landlord of which Tenant has received written notice as additional insureds.

13.4 Tenant’s Workers’ Compensation Insurance. Commencing on the Effective Date, and continuing through the Term, Tenant shall maintain in force at all times, at its cost, workers’ compensation or similar insurance to the extent required by Law, as well as employer’s liability insurance with limits of liability not less than $1,000,000 per occurrence.

13.5 Tenant’s Policies. Tenant’s insurance shall be maintained with one (1) or more an insurance companies qualified to do business in the State of Arizona and having a current A.M. Best Manual rating of at least A-/VIII. Tenant’s insurance policies shall contain endorsements stating that the insurance may not be canceled and that the insurer will not fail to renew or materially change the policies without first giving Landlord thirty (30) days prior written notice. On each January 1 during the Term, starting with the Commencement Date, and on or before any other date specified by Landlord in a notice given to Tenant not less than ten (10) days prior to such date, Tenant shall provide Landlord with evidence that the requirements of Section 13.2, Section 13.3, Section 13.4 and this Section 13.5 have been met as of such date and that the applicable premium or premiums have been paid. Deductibles on Tenant’s policies shall not exceed $10,000 without Landlord’s prior written consent.

13.6 Waiver of Subrogation. Landlord hereby waives any right of recovery, claims, actions or causes of action against Tenant and any Tenant Party, and Tenant hereby waives any right of recovery, claims, actions or causes of action against Landlord and any Landlord Party, for any loss or damage covered by any policy of property insurance required to be maintained under the terms of this Lease, to the extent of such coverage (and not including any commercially reasonable deductible), and in each case, REGARDLESS OF CAUSE OR ORIGIN, INCLUDING NEGLIGENCE OF TENANT AND ANY TENANT PARTY OR LANDLORD AND ANY LANDLORD PARTY. Each party shall cause property insurance policies obtained by such party relating to this Lease or to the Project (or any part thereof) to provide that such insurers waive all right of recovery by way of subrogation against either party and/or the Association in connection with any claim, loss or damage covered by such policies.

ARTICLE XIV

CASUALTY

14.1 Repair and Restoration of Casualty Damages to Association Items. In the event that any Association Items are damaged by fire or any other casualty event (a “Casualty”), Tenant, promptly after Tenant learns of such Casualty, shall deliver a written request to the Association that the Association repair and restore the Association Items to substantially the same condition as existed before such Casualty. Tenant shall provide Landlord a copy of such written request and give Landlord notice of any response from the Association. Tenant shall keep Landlord informed of all communications Tenant may have with the Association as to such Casualty and as to their repair and restoration. Without limiting the generality of the preceding sentence, Tenant shall provide Landlord a copy of any written communications between Tenant and the Association relating to such Casualty and/or to the repair and restoration of the Association Items. At Tenant’s request, Landlord shall cooperate with Tenant in requesting that the Association take the actions described in this Section 14.1.

14.2 Repair and Restoration of Casualty Damage.

14.2.1 Complete Destruction. In the event that the Premises shall be damaged by a Casualty during the Term, whereby the Premises shall be rendered entirely untenantable, then:

(i) If (i) the damage to the Premises is so substantial that the repair, restoration or rehabilitation of such damage cannot reasonably be expected to be substantially completed within 270 days from the date of such damage, as determined by Landlord’s contractor or architect, or (ii) Landlord determines that any loss to the Premises is not fully covered by insurance maintained by the Association or Landlord (as applicable), plus the deductible (for which Tenant shall be fully responsible), then Landlord or Tenant (in the case of (i) above), or Landlord (in the case of (ii) above), may elect to terminate this Lease upon giving written notice thereof within 30 days of the date of such Casualty. In the event of such termination of this Lease, Rent payable by Tenant shall only be through the date of such Casualty to the extent that Rent through the date of termination is covered by Landlord’s rental loss coverage; or

(ii) If not so terminated pursuant to Section 14.2.1(i) above, then (i) Tenant shall cause (and Landlord shall cooperate with Tenant in causing) the Association to promptly repair and restore the Association Items to substantially their former condition immediately prior to such Casualty pursuant to Section 14.1 above, and (ii) Landlord shall proceed with all due diligence to repair and restore the remainder of the Premises (excluding any Alterations made by Tenant, which shall be the sole responsibility of Tenant), to substantially their former condition immediately prior to such Casualty, at

Landlord’s cost and expense, as soon as possible after receipt of insurance proceeds and this Lease shall continue in full force and effect. The Rent shall abate during the period of restoration of the Premises (excluding any Alterations made by Tenant, which shall be the sole responsibility of Tenant) to the extent the abated amount is covered by Landlord’s rental loss coverage. Notwithstanding the foregoing, if the restoration of the Premises (excluding any Alterations made by Tenant, which shall be the sole responsibility of Tenant) are not substantially completed within 270 days (plus periods of delay attributable to force majeure events) after the Casualty, then Tenant shall have the option to terminate this Lease by written notice to Landlord unless Landlord completes the restoration within 30 days after such notice. In the event of any such termination by Tenant, Rent shall be payable by Tenant only through the date of Casualty to the extent that Rent through the date of termination is covered by Landlord’s rental loss coverage.

14.2.2 Partial Destruction. In the event that the Premises are partially but not substantially damaged by the Casualty, then (i) Tenant shall cause (and Landlord shall cooperate with Tenant in causing) the Association to promptly repair and restore the Association Items to substantially their former condition immediately prior to such Casualty pursuant to Section 14.1 above and (ii) Landlord shall proceed with all due diligence to repair and restore the remainder of the Premises (excluding any Alterations made by Tenant, which shall be the sole responsibility of Tenant), to substantially their former condition immediately prior to such Casualty, at Landlord’s cost and expense, as soon as possible after receipt of insurance proceeds and this Lease shall continue in full force and effect. The Rent shall abate in proportion to that portion of the Premises that are untenantable during the period of restoration to the extent that Rent through the date of termination is covered by Landlord’s rental loss coverage.

14.3 Intentionally Omitted.

14.4 Tenant’s Property. Notwithstanding any provision to the contrary contained in this Article XIV, Tenant shall, at its sole cost and expense, be responsible for the prompt and diligent repair and restoration of any damage done to Tenant’s trade fixtures, equipment, furniture and other personal property as part of or in conjunction with any Casualty. In addition, as soon as reasonably practicable under the circumstances after the substantial completion of the repair and restoration of any Association Items and/or Tenant Items under Section 14.2 above, Tenant shall cause, at its sole cost and expense, all Alterations (if any) to be repaired and restored to substantially the same condition as existed immediately prior to the Casualty. If Tenant fails to perform its obligations under this Section 14.4, Landlord shall have the right, but not the obligation, to cause such obligations to be performed, with the cost and expense thereof, plus an administrative fee of five percent (5%) of such cost and expense, to be payable by Tenant upon demand as Additional Rent.

ARTICLE XV

CONDEMNATION

15.1 Definition. For purposes of this Article XV, “Condemnation” shall mean (i) a taking by any public or quasi-public entity, whether by legal proceedings or otherwise; and (ii) a voluntary sale or transfer by Landlord under threat of such a taking or while legal proceedings for such a taking are pending.

15.2 Total Condemnation. If there is a Condemnation of the entire Premises, this Lease shall terminate as of the date of such Condemnation, and Landlord and Tenant shall have no further liability or obligation (except as otherwise provided for in this Lease) arising under this Lease after such date.

15.3 Partial Condemnation, Right to Terminate. If more than twenty-five percent (25%) of the RSF of the Premises is taken, or if by reason of any Condemnation, regardless of the amount so taken, the remainder of the Premises is rendered unusable for the Permitted Use, Landlord and Tenant shall each have the right to terminate this Lease as of the date Tenant is required to vacate the portion of the Premises that is the subject of such Condemnation, upon giving notice of such election within thirty (30) days after the Condemnation. In the event of any termination of this Lease pursuant to this Article XV, Landlord and Tenant shall be released from any liabilities and obligations under this Lease (except as otherwise provided for in this Lease) arising after the date of termination. Landlord and Tenant shall, after learning of any Condemnation, promptly give notice thereof to each other.

15.4 Restoration and Rent Abatement. If this Lease does not terminate pursuant to Sections 15.2 or 15.3 above, then Tenant shall continue to occupy that portion of the Premises not taken by the Condemnation and the parties shall proceed as follows: (i) Landlord shall, at its sole cost and expense, restore the Premises remaining to a complete unit of like quality and character as existed prior to such Condemnation (except for such work with respect to the Premises which is the responsibility of Tenant pursuant to this Section 15.4); (ii) Tenant, at its sole cost and expense, shall be responsible for the repair and restoration of (A) Tenant’s trade fixtures, equipment, furniture and other personal property, and (B) any Alterations made by Tenant, each of which shall be the sole responsibility of Tenant; and (iii) Base Rent shall be reduced as of such Condemnation in proportion to the amount of RSF in the Premises that is taken in such Condemnation, as reasonably determined by Landlord.

15.5 Award. Landlord shall be entitled to (and Tenant hereby assigns to Landlord any right or claim to) the entire amount of any award in connection with a Condemnation. Nothing in this Article XV shall give Landlord any interest in or preclude Tenant from seeking, on its own account, any award attributable to that Condemnation for Tenant’s trade fixtures, equipment, furniture or other personal property, or for the interruption of Tenant’s business, or for Tenant’s moving expenses, so long as Landlord’s award is not reduced as a result.

ARTICLE XVI

ENCUMBRANCES

Tenant may not encumber this Lease, or any right to or interest in the Premises, without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion, and no such encumbrance shall be valid without such consent.

ARTICLE XVII

ASSIGNMENT AND SUBLEASE

17.1 Assignment and Subletting by Tenant.

17.1.1 Transfers. Except as provided in Section 17.1.8 below, Tenant shall not, without the prior written consent of Landlord (which approval shall not be unreasonably withheld, conditioned or delayed), (i) assign, transfer, or encumber this Lease or any estate or interest herein, whether directly or by operation of law, (ii) permit any other entity to become Tenant hereunder by merger, consolidation, or other reorganization, (iii) if Tenant is an entity (other than a corporation whose stock is publicly traded), permit the transfer of an ownership interest in Tenant so as to result in a change in the current direct or indirect control of Tenant, (iv) sublet any portion of the Premises, (v) grant any license, concession, or other right of occupancy of any portion of the Premises, (vi) permit the use of the Premises by any parties other than Tenant, or (vii) sell or otherwise transfer, in one or more transactions, a majority of Tenant’s assets (any of the events listed in Section 17.1.1(i) through (vii) being a “Transfer”).

17.1.2 Consent Standards. Landlord shall not unreasonably withhold its consent to any assignment of all or any portion of Tenant’s interest in this Lease or subletting of the Premises (or any portion thereof), provided that the proposed transferee will use the Premises for the Permitted Use and in accordance with Condominium Declaration and other Association Documents and all applicable Laws. Additionally, Landlord may withhold its consent in its sole discretion to any proposed Transfer if any Default by Tenant then exists. Any Transfer made while a Tenant Default exists hereunder, irrespective whether Landlord’s consent is required hereunder with respect to the Transfer, shall be voidable by Landlord in Landlord’s sole discretion. Without limitation on other grounds for Landlord to withhold its consent to a Transfer, it shall be deemed reasonable for Landlord to withhold consent to a Transfer under Section 17.1.1(ii), (iii), or (vii) (and no such Transfer shall be considered a “Permitted Transfer” under Section 17.1.8) if the Tenant entity immediately following the Transfer fails to have a tangible net worth (as determined in accordance with generally accepted accounting principles) lower than the tangible net worth of Tenant on the Commencement Date.

17.1.3 Request for Consent. If Tenant requests Landlord’s consent to a Transfer, then, at least 10 business days prior to the effective date of the proposed Transfer, Tenant shall provide Landlord with a written description of all terms and conditions of the proposed Transfer, copies of the proposed documentation, and the following information about the proposed transferee: (i) name and address of the proposed transferee and any entities and persons who own, control or direct the proposed transferee; (ii) reasonably satisfactory information about its business and business history; (iii) its proposed use of the Premises; (iv) banking, financial, and other credit information; and (v) general references sufficient to enable Landlord to determine the proposed transferee’s creditworthiness and character. Concurrently with Tenant’s notice of any request for consent to a Transfer, Tenant shall pay to Landlord a fee of $2,500 promptly upon Landlord’s request. Landlord shall have ten (10) days after Tenant’s delivery of the items required in this Section 17.1.3 to notify Tenant in writing that Landlord decided to either (I) grant its consent to the proposed Transfer, or (II) withhold its consent the proposed Transfer, which writing shall describe in reasonable detail the reasons and basis for Landlord’s decision to withhold its consent. If Landlord fails to timely deliver to Tenant written notice of its decision pursuant to the immediately preceding sentence, Landlord shall be conclusively deemed to have consented to the proposed Transfer.

17.1.4 Conditions to Consent. If Landlord consents (or is deemed to have consented) to a proposed Transfer, then the proposed transferee shall deliver to Landlord a written agreement whereby it expressly assumes Tenant’s obligations hereunder; however, any transferee of less than all of the space in the Premises shall be liable only for obligations under this Lease that are properly allocable to the space subject to the Transfer for the period of the Transfer. No Transfer shall release Tenant from its obligations under this Lease, but rather Tenant and its transferee shall be jointly and severally liable therefor. Landlord’s consent to any Transfer shall not waive Landlord’s rights as to any subsequent Transfers and no subtenant of any portion of the Premises shall be permitted to further sublease any portion of its subleased space. If a Tenant Default occurs while the Premises or any part thereof are subject to a Transfer, then Landlord, in addition to its other remedies, may collect directly from such transferee all rents becoming due to Tenant and apply such rents against Rent. Tenant authorizes its transferees to make payments of Rent directly to Landlord upon receipt of notice from Landlord to do so following the occurrence of a Tenant Default hereunder. Tenant shall pay for the cost of any demising walls or other improvements necessitated by a proposed subletting or assignment.

17.1.5 Attornment by Subtenants. Each sublease by Tenant hereunder shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and each subtenant by entering into a sublease is deemed to have agreed that in the event of termination, re-entry or dispossession by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublandlord, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (i) liable for any previous act or omission of Tenant under such sublease, (ii) subject to any counterclaim, offset or defense that such subtenant might have against Tenant, (iii) bound by any previous modification of such sublease not approved by Landlord in writing or by any rent or additional rent or advance rent which such subtenant might have paid for more than the current month to Tenant, and all such rent shall remain due and owing, notwithstanding such advance payment, (iv) bound by any security or advance rental deposit made by such subtenant which is not delivered or paid over to Landlord and with respect to which such subtenant shall look solely to Tenant for refund or reimbursement, or (v) obligated to perform any work in the subleased space or to prepare it for occupancy, and in connection with such attornment, the subtenant shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such attornment. Each subtenant or licensee of Tenant shall be deemed, automatically upon and as a condition of its occupying or using the Premises or any part thereof, to have agreed to be bound by the terms and conditions set forth in this Section 17.1.5. The provisions of this Section 17.1.5 shall be self-operative, and no further instrument shall be required to give effect to this provision.

17.1.6 Intentionally Omitted.

17.1.7 Required Provisions. All proposed assignments or subleases of the Premises (or any portion thereof), including any Permitted Transfers (as defined in Section 17.1.8 below), shall be in writing and shall contain the following provisions (collectively, the “Required Sublease/Assignment Provisions”): (A) the proposed assignee’s or subtenant’s express covenant and agreement to be bound by and subject to all of the terms and conditions set forth in this Lease and shall contain such assignee’s or subtenant’s acknowledgment that the sublease or assignment is subject and subordinate to this Lease, (B) a prohibition on any further assignment or sublease of the Premises (or any part thereof) by the assignee or subtenant (or any of its sub-subtenants or assignees) unless such further assignment or sublease has been approved in writing by Landlord, which approval may be withheld or given in Landlord’s reasonable discretion; and (C) a provision expressly requiring the assignee or subtenant to obtain and maintain in full force effect all of the insurance policies and coverages required to be obtained and maintained by Tenant pursuant to Sections 13.2, 13.3. 13.4 and 13.5 hereof and such assignees and subtenants shall cause all policies required under Sections 13.2 and 13.3 to name Landlord and any mortgagees of Landlord of which Tenant has received written notice as additional insureds under such policies. Prior to Tenant’s execution of any proposed assignment or sublease, Tenant shall provide Landlord with a copy of such proposed assignment or sublease so that Landlord can confirm Tenant’s compliance with the terms, conditions and provisions of this Section 17.1.7.

17.1.8 Permitted Transfer. Notwithstanding anything to the contrary contained in this Section 17.1, Tenant may assign or sublease the Premises (or a portion of the Premises) to an Affiliate of Tenant (a “Permitted Transferee”) upon written notice to Landlord (a “Permitted Transfer”) provided: (i) Tenant is not in Default under any of its obligations under this Lease and no event shall have occurred that with the passage of time or the giving of notice (or both) would constitute a Default by Tenant under this Lease; (ii) the proposed Permitted Transferee’s use of the Premises (or any part thereof) is a Permitted Use under Section 7.1; (iii) the proposed Permitted Transferee has agreed in writing to be bound by and subject to all of the terms and conditions set forth in this Lease; (iv) the proposed sublease or assignment is in a form previously provided to and reasonably approved by Landlord and includes each of the Required Sublease/Assignment Provisions; and (v) at least ten (10) business days before the Transfer (or as soon thereafter as permitted by applicable securities laws), Tenant notifies Landlord of the Transfer and delivers to Landlord any documents or information reasonably requested by Landlord relating thereto, including reasonable documentation that the Transfer satisfies the requirements of this Section 17.

17.1.9 No Release. Notwithstanding anything to the contrary contained herein, no assignment or sublease hereunder shall release (or be deemed to release) Tenant from any of its covenants, obligations or responsibilities under the Lease (including its obligation to pay Rent hereunder). Any purported assignment or sublease made in violation of the terms, conditions and provisions of this Section 17.1 shall be void and of no force or effect.

17.2 Assignment by Landlord. Landlord may transfer its interest in the Premises and this Lease without the consent of Tenant and any such transfer shall not be deemed a violation on Landlord’s part of any of the terms and conditions of this Lease.

ARTICLE XVIII

SUBORDINATION, ESTOPPEL CERTIFICATES

18.1 Subordination.

18.1.1 Subordination to a Mortgage. This Lease shall be subordinate to any deed of trust, mortgage, or other security instrument (each, a “Mortgage”) that now or hereafter covers all or any part of the Premises (the mortgagee or beneficiary under any such Mortgage is referred to herein as a “Landlord’s Mortgagee”). Any Landlord’s Mortgagee may elect, at any time, unilaterally, to make this Lease superior to its Mortgage or other interest in the Premises by so notifying Tenant in writing. The provisions of this Section 18.1 shall be self-operative and no further instrument of subordination shall be required; however, in confirmation of such subordination, Tenant shall execute and return to Landlord (or such other party designated by Landlord) within ten (10) days after written request therefor such commercially reasonable documentation, in recordable form if required, as Landlord’s Mortgagee may request to evidence the subordination of this Lease to such Landlord’s Mortgagee’s Mortgage (including a subordination, non-disturbance and attornment agreement) or, if the Landlord’s Mortgagee so elects, the subordination of such Landlord’s Mortgagee’s Mortgage to this Lease. Notwithstanding the foregoing, the subordination of Tenant’s rights hereunder to any future Landlord’s Mortgagee under this Section 18.1 shall be conditioned upon such future Landlord’s Mortgagee’s execution and delivery of a subordination, non-disturbance and attornment agreement in accordance with Section 18.1.4 below.

18.1.2 Attornment. Tenant shall attorn to any party succeeding to Landlord’s interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, or otherwise, upon such party’s request, and shall execute such agreements confirming such attornment as such party may reasonably request.

18.1.3 Notice to Landlord’s Mortgagee. Tenant shall not seek to enforce any remedy involving the abatement of Rent or termination of this Lease that it may have for any default on the part of Landlord without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail, to any Landlord’s Mortgagee whose address has been given to Tenant, and affording such Landlord’s Mortgagee a reasonable opportunity to perform Landlord’s obligations hereunder (including, if required, such time as may be necessary for Landlord’s Mortgagee to foreclose upon or otherwise take possession of the Premises in order to so perform).

18.1.4 Subordination, Non-Disturbance and Attornment Agreement. Prior to the Commencement Date, Landlord shall use reasonable efforts to obtain a subordination, non-disturbance and attornment agreement from the current Landlord’s Mortgagee, in such Mortgagee’s standard form therefor and reasonably satisfactory to Tenant. Tenant hereby agrees that, without limitation on other forms of subordination, non-disturbance and attornment agreements, the terms of the subordination, non-disturbance and attornment agreement attached hereto as Exhibit E are reasonably satisfactory to Tenant. Landlord shall use reasonable efforts to obtain a subordination, non-disturbance and attornment agreement from any future Landlord’s Mortgagee, in such Landlord’s Mortgagee’s standard form therefor with such changes as Tenant and such Landlord’s Mortgagee may reasonably agree; however, Landlord’s failure to obtain such agreement shall not constitute a default by Landlord hereunder or in any manner affect Tenant’s obligations and liabilities under this Lease or prohibit the mortgaging of the Premises. As used in this Section 18.1.4, “reasonable efforts” shall not be deemed to include the incurrence by Landlord of any additional liabilities or obligations with respect to the existing mortgage or Landlord’s Mortgagee; provided, however, Landlord shall pay the Landlord’s Mortgagee’s fees associated with providing the agreement. In the event Landlord is unable to obtain a subordination, non-disturbance and attornment agreement, Tenant’s subordination and attornment as set forth in Sections 18.1.1 and 18.1.2 above shall be subject to Landlord’s Mortgage’s agreement to not disturb Tenant’s use and enjoyment of the Premises so long as Tenant is not in default under this Lease.

18.2 Estoppel Certificate. From time to time, within twenty (20) days after Tenant’s receipt of Landlord’s written notice, Tenant shall execute, acknowledge and deliver a written estoppel certificate certifying (i) this Lease is unmodified and is in full force and effect or, if modified, stating such modification and that this Lease is in force and effect subject to said modification, (ii) the date that Rent and other charges are paid, (iii) acknowledging that, to Tenant’s actual notice, there are no uncured defaults on part of Landlord or specifying such defaults if claimed, and (iv) setting forth such other statements (if true) with respect to this Lease as may be reasonably requested. Tenant’s failure to deliver the certificate, properly executed, within the said twenty (20) day period, shall be conclusive admission by Tenant that this Lease is in full force and effect, without modification, except as may be represented by the Landlord, and that, to Tenant’s actual knowledge, there are no uncured defaults in Landlord’s performance, and shall also be a Default under this Lease. Any prospective purchaser or lender may conclusively rely upon any such certificate.

ARTICLE XIX

DEFAULT AND REMEDIES

19.1 Default by Tenant. The occurrence of any of the following shall constitute a default by Tenant under this Lease (each a “Default”):

19.1.1 Tenant’s failure to pay Base Rent, Additional Rent, Late Charges, interest or any other sums required by this Lease within five (5) days after written notice from Landlord that same is due and unpaid;

19.1.2 Tenant’s failure to provide Landlord with insurance certificates, estoppel certificates, or financial statements within the time periods set forth in this Lease for Tenant to deliver such items to Landlord, where such failure continues for a period of five (5) days after written notice from Landlord that the same have not been timely provided;

19.1.3 Tenant’s failure to perform any other provision of this Lease not specifically referenced in this Section 19.1 or Section 19.1.2, if the failure continues for thirty (30) days (or such shorter period as is expressly provided for in this Lease) after written notice thereof from Landlord (plus such additional time, not to exceed an additional thirty (30) days, as may be reasonably necessary under the circumstances);

19.1.4 If a petition or proceeding under the Federal Bankruptcy Act or any amendment thereto is filed or commenced by or against Tenant, and if against Tenant, said proceedings shall not be dismissed within sixty (60) days following the commencement thereof;

19.1.5 If Tenant is adjudged insolvent, makes an assignment for the benefit of its creditors or enters into a similar arrangement with its creditors (no notice or cure period shall apply);

19.1.6 If a writ of attachment or execution is levied on Tenant’s interest in the Premises and is not released or satisfied within sixty (60) days thereafter;

19.1.7 If a receiver is appointed in any proceeding or action to which Tenant is a party with authority to take possession or control of the Premises or the business conducted thereon by Tenant (no notice or cure period shall apply).

19.2 Remedies for Default by Tenant. In addition to any other applicable remedies set forth in this Lease, upon a Default by Tenant under this Lease that, if subject to cure, remains uncured by Tenant for the cure period(s) described above, Landlord shall have the following remedies, which shall not be exclusive but shall be cumulative and shall be in addition to any other remedies now or hereafter allowed by law:

19.2.1 Landlord may re-enter the Premises without terminating this Lease, make such alterations and repairs as may be necessary in order to relet the Premises and, without having any obligation to do so, may relet the Premises or any part thereof for such period (which may extend beyond the Term), at such rental, and upon such terms and conditions as Landlord, in its reasonable discretion, may deem advisable. All expenses of reletting (including but not limited to court costs, reasonable attorney fees, customary brokerage and leasing fees and commissions, the cost of any alterations, repairs and improvements made in order to relet the Premises, any cost of protecting the Premises and any cost of removal and storage of Tenant’s property) shall be a debt of Tenant to Landlord payable on demand and, at Landlord’s option, constitute Additional Rent. Upon reletting, all rent received by Landlord may be applied, first, to the payment of expenses of reletting, second, to the payment of any indebtedness or other amount due hereunder from Tenant to Landlord other than Rent, third, to the payment of Base Rent and Additional Rent due and unpaid, and the residue, if any, to be held by Landlord and applied in payment of future Rent as the same accrues under the Lease. If the portion, if any, of such amount as is received from such reletting during any month, which is applied to the payment of Rent hereunder, is less than the Rent payable during that month by Tenant hereunder, then Tenant shall pay such deficiency to Landlord immediately upon demand therefore by Landlord. No such reentry or taking possession of the Premises by Landlord shall be construed as an election on its part to terminate this Lease unless a written notice of such intention has been given to Tenant by Landlord;

19.2.2 Landlord may terminate this Lease at any time and, whether or not Landlord has exercised the rights as outlined in Section 19.2.1 above, without any notice or any form of legal process whatever, forthwith reenter the Premises and repossess and enjoy the same as its former estate. Such forfeiture shall be wholly without prejudice to the right of Landlord to recover arrears of Rent or damages for any antecedent breach of the covenants, obligations or agreements under this Lease, and provided further that, notwithstanding any such forfeiture, and in addition to any other remedies it may have, Landlord may recover from Tenant all losses Landlord may incur with respect thereto, including without limitation, the expenses of recovering and reletting the Premises and the value (at the time of the Lease termination) of the excess, if any, of the present value of (i) the aggregate Rent payable by Tenant for the remainder of the Term over (ii) the then reasonable rental value of the Premises for the remainder of the Term, in each case calculated as if the Lease had not terminated and using a discount rate of 5% per annum, in addition to recovering the Rent then unpaid. For all purposes of this Section 19.2, the Rent payable by Tenant shall be deemed to include the Base Rent and Additional Rent and all other sums required to be paid by Tenant pursuant to the terms of this Lease. All such sums, other than the Base Rent, shall be computed on the basis of the average monthly amount thereof accruing during the immediately preceding sixty (60) months period, except that if it becomes necessary to compute such rental before a sixty (60) month period has elapsed then on the basis of the average monthly amount thereof accruing during such shorter period. No such action on the part of Landlord and no reentry or taking of possession of the Premises by Landlord shall be construed as an election on the part of Landlord to terminate this Lease unless at the time of or subsequent to such reentry or taking of possession, written notice of such intention has been given to Tenant;

19.2.3 Landlord may re-enter and retake possession of the Premises, using such force (against the Premises) as it may deem necessary for that purpose; and

19.3 Landlord’s Right to Cure. Except as specifically provided otherwise in this Lease, all covenants and agreements by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement or offset of Rent. If Tenant shall fail to pay any sum of money to be paid hereunder (other than to Landlord), or if Tenant shall fail to perform any other act on its part to be performed hereunder (other than to make a required payment to Landlord), and such failure shall continue for thirty (30) days (or such shorter period as may be specified elsewhere in the Lease) after Landlord gives Tenant notice thereof, Landlord may, but shall not be obligated to, make such payment or perform such other act on behalf of Tenant to cure such failure and without waiving or releasing Tenant from any of its obligations hereunder. If Landlord makes a payment or performs any other act authorized by this Section 19.3, all sums so paid by Landlord and all costs incurred by Landlord in so performing such other act, together with interest thereon at the Interest Rate, from the date on which Landlord made such payment or incurred such cost until repayment, together with an administrative fee of five percent (5%) of such costs, shall be payable by Tenant to Landlord on demand as Additional Rent.

19.4 Default by Landlord. Landlord shall not be in default under this Lease unless Landlord has received notice from Tenant specifying the obligation that Landlord has failed to perform, and Landlord has failed to perform such obligation required of Landlord within a reasonable time, but in no event later than thirty (30) days after Tenant gives such notice to Landlord and to Landlord’s Mortgagee; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days is required for performance, then Landlord shall not be in default if Landlord commences performance within thirty (30) days after receiving such notice and thereafter diligently prosecutes the same to completion; and provided further that Tenant shall offer to Landlord’s Mortgagee a reasonable opportunity to cure the default (including time to obtain possession of the Premises, subject to this Lease and Tenant’s rights hereunder, by power of sale or judicial foreclosure, if such should prove necessary to effect a cure) prior to bringing any action to terminate this Lease. In no event shall Landlord be responsible for punitive, special, incidental, or consequential damages.

19.5 Recourse Only to Landlord’s Interest in Premises. Notwithstanding anything contained in this Lease to the contrary, Tenant agrees that, in the event of any actual or alleged failure, breach or default hereunder by Landlord, Tenant’s sole and exclusive remedy shall be against Landlord’s interest in the Premises. Tenant agrees that the obligations of Landlord under this Lease do not constitute personal obligations of any Landlord Party, and Tenant shall not seek recourse against any Landlord Party or against any of their assets for satisfaction of any liability with respect to this Lease.

ARTICLE XX

SURRENDER OF PREMISES

Upon the termination or expiration of this Lease, Tenant shall surrender the Premises (and the leasehold improvements) to Landlord in the same condition as received (or as later improved as permitted under this Lease), reasonable wear and tear excepted. Prior to the termination (or expiration) of this Lease, Tenant shall remove all its trade fixtures, equipment, furniture and other personal property, together with any Alterations and/or other improvements required under this Lease to be removed by Tenant, from the Premises and promptly make all repairs necessitated by such removal to return the Premises to the condition received (or as later improved as permitted under this Lease), reasonable wear and tear excepted.

ARTICLE XXI

MISCELLANEOUS

21.1 Interest Rate. Except where specified to the contrary elsewhere in this Lease, any payment of money required of Tenant, if not paid when due, shall bear interest at an annual rate (the “Interest Rate”) of twelve percent (12%) per annum from the date due until paid.

21.2 Release of Landlord Upon Assignment of this Lease and/or Upon Sale of Premises. Tenant agrees that, if Landlord sells or otherwise transfers its interest in the Premises, upon the written assumption by the transferee of all obligations of Landlord to be performed after the effective date of such transfer, the transferor shall immediately and automatically be relieved from all liability under this Lease for any obligations of Landlord to be performed on or after such effective date.

21.3 Binding Effect. This Lease shall extend to and bind the respective heirs, personal representatives, successors, and permitted assigns of the parties. If there shall be more than one Tenant, they shall all be bound jointly and severally by the terms, covenants and agreements of this Lease.

21.4 No Venture/Partnership. This Lease shall not be construed to make Landlord a partner or joint venturer of Tenant, the relationship between Landlord and Tenant with respect to the Lease being solely that of Landlord and Tenant.

21.5 Choice of Law and Venue. This Lease and its performance shall be governed by the laws of the State of Arizona, without giving effect to the principles of the conflicts of laws. The parties agree that any court action relating to this Lease shall be instituted and prosecuted only in the Superior Court of Maricopa County, Arizona, and each party waives such party’s rights, if any, to institute or prosecute suit in any other forum.

21.6 Notices. All notices, demands, consents, approvals, requests, reports, statements, certificates and invoices which may be given, or which are required to be given, by Landlord or Tenant shall be in writing and shall be served personally, sent by overnight or next business day courier, mailed by registered or certified first class U.S. mail, return receipt requested with postage prepaid, transmitted by confirmed electronic mail, or transmitted by facsimile (if a facsimile number is provided), in accordance with the notice and address information set forth in the Basic Lease Information of this Lease for the parties or to such other address as the party to be notified may from time to time designate on at least fifteen (15) days’ prior notice to the notifying party, which replacement address must include an address for physical delivery, an address for delivery by mail, an email address and a facsimile number (if applicable). Any notice, demand, consent, approval, request, report or invoice shall be deemed sufficiently served or given for all purposes hereunder, unless otherwise specified in this Lease: (i) if personally delivered to any individual at the physical notice address thus provided, upon such delivery; (ii) if sent by overnight or next business day courier to the physical notice address thus provided, the following business day; (iii) if mailed via U.S. mail in the manner specified above addressed to the mail notice address thus provided, two (2) business days after the time of mailing or on the date of receipt shown on the return receipt, whichever is earlier; (iv) if emailed by confirmed electronic mail to the email address thus provided, when such email is transmitted if transmitted prior to 5:00 p.m. MST on such date and otherwise as of the next business day; or (v) if faxed by confirmed facsimile transmittal to the facsimile address, if any, thus provided, when such fax is transmitted if transmitted prior to 5:00 p.m. MST on such date and otherwise as of the next business day.

21.7 Construction. The parties agree that each party has reviewed this Lease and has had the opportunity to have counsel review the same, and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Lease.

21.8 Attorneys’ Fees. If any action is commenced to recover any sum under this Lease, or enforce any right or obligation under this Lease, the prevailing party in such action (including any appeal therefrom), as determined by the trier of fact, shall be entitled to recover (from the other) reasonable attorneys’ fees and court costs, as fixed by the court and not the jury.

21.9 Waiver. No term or breach of this Lease shall be deemed waived unless expressly waived in writing, signed by the party to be charged. The waiver of any term or breach shall apply only to the specific term or breach involved and shall not be deemed to apply to any other term or subsequent breach. Landlord may accept overdue Rent without waiving the “time is of the essence” provision of this Lease. Landlord may accept Rent, without waiving its rights or remedies concerning any other default, monetary or otherwise, which may exist at the time.

21.10 Integration. This Lease and any Exhibits attached hereto set forth the entire agreement between Landlord and Tenant concerning the Premises. Except as otherwise provided herein, no subsequent amendment to this Lease shall be binding unless reduced to writing and signed by the parties.

21.11 Severability. If any term, covenant, condition or provision of this Lease is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions hereof shall remain in full force and effect and shall not be otherwise affected, impaired or invalidated.

21.12 Real Estate Commissions. Neither Landlord nor Tenant has dealt with any real estate broker or agent in connection with the negotiation or execution of this Lease, except for the brokers (the “Sale Brokers”) involved in the negotiation and execution of the purchase and sale agreement dated April 28, 2021 (the “PSA”) between Landlord, as “Buyer”, and Hartford Exchange, LLC, an Arizona limited liability company (“HEL”), as “Seller”, pursuant to which this Lease is being entered into. The Sale Brokers have agreed that no commission or fee shall be due to them in connection with this Lease (as opposed to the PSA, as to which HEL shall pay the Sale Brokers a commission pursuant to separate written agreement. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, liens and other liability for commissions or other compensation claimed by any broker or agent with respect to this Lease claiming the same by, through or under the indemnifying party.

21.13 Force Majeure. If either party hereto shall be delayed in, or prevented from, the performance of any act required hereunder by reason of any act of God, labor strike, abnormal and adverse weather conditions, national, state or local imposed states of emergency, incidence of disease or other illness that reaches outbreak, epidemic and/or pandemic proportions (including, without limitation, current, lingering or future effects of COVID-19), the imposition by federal, state or local governmental authorities of “shelter in place” or quarantine requirements, judicial orders, enemy or hostile government actions, civil commotion, fire or other casualty and other cause beyond the control of such party, performance of such acts shall be excused for the period of such delay or prevention and then for a period of time reasonably necessary to perform the act once the cause of such delay or prevention abates; provided, however, nothing in this Section 21.13 shall excuse Tenant from the prompt payment of any Rent or any other charge or sum required of Tenant hereunder.

21.14 Holding Over. If Tenant fails to vacate the Premises at the end of the Term, then Tenant shall be a month-to-month tenant and, in addition to all other damages and remedies to which Landlord may be entitled for such holding over, (a) Tenant shall pay, in addition to the other Rent, Base Rent equal to 125% of the Base Rent payable during the last month of the Term for the first 30 days, and 150%

thereafter, and (b) Tenant shall otherwise continue to be subject to all of Tenant’s obligations under this Lease. The provisions of this Section 21.14 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law or in equity. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including court costs and reasonable attorneys’ fees) and liability resulting from such failure, including any claims made by any succeeding tenant resulting from such failure of Tenant to surrender the Premises upon the end of the Term in accordance with Article XX of this Lease.

21.15 No Recordation. Landlord and Tenant hereby and expressly agree that neither this Lease nor any memorandum hereof shall be recorded in any public office.

21.16 Time is of the Essence. Time is of the essence of this Lease and of every term, covenant, condition and obligations hereof.

21.17 Authority. Tenant represents and warrants that the individual whose name appears below has the authority and is authorized to execute this Lease on behalf of Tenant.

21.18 Counterparts. This Lease may be executed in counterparts, each of which is deemed an original, but all of which constitute one and the same instrument. Signature by facsimile or electronic signature shall have the same binding effect as an original signature.

21.19 Exhibits. All Exhibits attached hereto are hereby incorporated into this Lease as though set forth in full in the text of this Lease.

21.20 Termination of Prior Leases and Agreements. Prior to the Effective Date, Tenant leased the Premises pursuant to a separate lease (the “Prior Lease”). Effective on the day prior to the Effective Date of this Lease, the Prior Lease shall be deemed terminated in its entirety. This Lease shall supersede and replace the Prior Lease and any and all other prior leases, agreements and understandings with respect to the Premises, and the Prior Lease any and all such prior leases, agreements and understanding by and between Landlord (including, without limitation, Landlord’s predecessor-in-interest) and Tenant, written or otherwise, shall be terminated and of no further force or effect.

21.21 Confidentiality. Landlord and Tenant hereby covenant and agree to keep and hold the terms and conditions set forth in this Lease, together with all communications, agreements, documents and other information exchanged or delivered by either party in connection with this Lease and/or the negotiation or performance of this Lease, in strict confidence and shall not disclose same to any person or entity not a party to this Lease, except for Landlord’s and/or Tenant’s respective partners, managers, members, officers, directors, employees, agents, representatives, attorneys, accountants, consultants, advisors (including tax advisors), property managers, real estate agents and/or brokers, lenders, buyers (including any prospective buyers of the Premises (or any portion thereof), tenants, and/or assignees (including any proposed assignees or subtenants Tenant) (collectively, “Permitted Third Parties”). Prior to any disclosure by either party to any Permitted Third Parties, such party shall advise such Permitted Third-Party of the confidentiality requirements and obligations set forth in this Section 21.21 and shall obtain the agreement of such Permitted Third Party to keep and hold the terms and conditions set forth in this Lease, together with all communications, agreements, documents and other information exchanged or delivered by either party in connection with this Lease and/or the negotiation or performance of this Lease, in strict confidence in accordance with the terms hereof.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have signed this Lease as of the date written above.

LANDLORD:

ABCJ, LLC,
a California limited liability company

By:	/s/ Brad Wayne

Name:	Brad Wayne

Its:	Manager

TENANT:

HOMESMART HOLDINGS, INC., a Delaware corporation

By:	/s/ Ashley Bowers

Name:	Ashley Bowers

Its:	President

EXHIBIT A

LEGAL DESCRIPTION OF PREMISES

A-1

EXHIBIT B

DEFINED TERMS

B-1

EXHIBIT C

EXTENSION OPTION

C-1

EXHIBIT D

CONTROL OF DANGEROUS/HAZARDOUS CHEMICALS AND MATERIALS

D-1

EXHIBIT E

PRE-APPROVED FORM OF SNDA

E-1